Exhibit 99.1

PRESS RELEASE
GMH Communities Trust
10 Campus Boulevard
Newtown Square, PA 19073

FOR IMMEDIATE RELEASE

April 30, 2008

GMH Communities Trust Completes Sale of

Military Housing Division to Balfour Beatty plc for

Approximately $350.5 Million

NEWTOWN SQUARE, PA – April 30, 2008—GMH Communities Trust (NYSE: GCT) today announced the completion of the sale of its military housing division to a U.S. subsidiary of Balfour Beatty plc (“Balfour Beatty”).  The purchase price paid by Balfour Beatty at closing totaled approximately $350.5 million. Approximately $62.1 million of the proceeds was used to repay in full GMH’s note facility, including unpaid principal, interest and related costs, with Merrill Lynch, Pierce, Fenner & Smith Incorporated.

As previously announced, GMH intends to make two separate, special distributions to GMH’s common shareholders and the unitholders of GMH Communities, LP, (the “Company Operating Partnership”).  The Company’s Board of Trustees has declared an initial special distribution of $3.10 per share/unit to the holders of the Company’s common shares and unitholders of the Company Operating Partnership, which represents a substantial portion of the proceeds from the sale of the military housing division.   This distribution will be payable on May 15, 2008 to shareholders and unitholders of record as of the close of business on May 10, 2008.  The initial distribution totals approximately $221.1 million in the aggregate.  The remainder of the proceeds from the military housing transaction will be retained as a reserve fund pending the closing of the proposed merger of the Company with American Campus Communities (NYSE: ACC).  The proposed merger is currently anticipated to occur during the second quarter of 2008, subject to the approval of the Company’s shareholders and assuming that the other conditions in the merger agreement are satisfied or waived.

It is currently anticipated that there will be an additional distribution to shareholders and unitholders of approximately $0.98 per share/unit payable immediately prior to the proposed merger with ACC, which represents the remaining proceeds from the sale of the military housing division.

The Company has filed a definitive proxy statement with the Securities and Exchange Commission in connection with the proposed merger with ACC.  The definitive proxy statement was mailed to GMH shareholders on or about April 29, 2008.  A special meeting of the Company’s shareholders has been scheduled for June 10, 2008 at 11 a.m. local time, at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, PA 19428, to vote on the proposed merger.

About GMH Communities Trust

GMH Communities Trust (www.gmhcommunities.com) is a publicly-traded Maryland real estate investment trust, or REIT.  It is a self-advised, self- managed, specialty housing company focused on providing housing to college and university students residing off-campus.  GMH Communities also provides property management services to third-party owners of student housing properties, including colleges, universities, and other private owners.  GMH Communities, based in Newtown Square, PA, employs approximately 1,300 people throughout the United States.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate” or other comparable terminology.  Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statement.  Such risks, uncertainties, and other factors include, but are not limited to, (i) the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement with ACC, (ii) the inability to complete the merger, due to the failure of the Company’s shareholders to approve the merger, (iii) the failure of any party to satisfy the conditions to the closing of the merger, (iv) the failure of ACC to obtain the necessary financing arrangements set forth in a commitment letter received in connection with the proposed merger, (v) risks that the Company will not be able to pay all or a portion of its anticipated second special distribution to shareholders and unitholders, (vii) risks that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention, and (vii) risks relating to the Company’s business presented in its filings with the SEC.  Forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This press release does not constitute an offer of any securities for sale.  In connection with the merger, ACC has filed with the SEC a registration statement on Form S-4, which includes a proxy statement/prospectus of GMH Communities Trust and ACC and other relevant materials in connection with the proposed transactions.  Investors and security holders of GMH Communities are urged to read the proxy statement/prospectus and the other relevant material when they become available because they will contain important information about GMH Communities, ACC and the proposed transactions.  The proxy statement/prospectus and other relevant materials, and any and all documents filed by GMH Communities or ACC with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by GMH Communities by directing a written request to GMH Communities Trust, 10 Campus Boulevard, Newtown Square, Pennsylvania 19073, Attention: Investor Relations.  Investors and security holders may obtain free copies of the documents filed with the SEC by ACC by directing a written request to American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746 Attention: Investor Relations.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.

ACC, GMH and their respective executive officers, directors and trustees may be deemed to be participants in the solicitation of proxies from the security holders of GMH Communities in connection with the merger.  Information about those executive officers and directors of ACC and their ownership of ACC common stock is set forth in the proxy statement for ACC’s 2007 Annual Meeting of Stockholders which was filed with the SEC on April 2, 2008.  Information about the executive officers and trustees of GMH and their ownership of GMH common shares is set forth in GMH’s Annual Report on Form 10K for the year ended December 31, 2007, as amended.  Investors and security holders may obtain additional information regarding the direct and indirect interests of ACC, GMH and their respective executive officers, directors and trustees in the Merger by reading the proxy statement and prospectus regarding the Merger when they become available.

For more information contact:

Financial Relations Board

Joe Calabrese

212.827.3772

(Analyst Info)